Exhibit 99_1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2010 Financial Results

NASSAU, THE BAHAMAS, October 27, 2010 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2010. The quarter and nine months ended September 30, 2010 results and statistics below include the results of operations and locations of Bliss World Holdings, Inc. which was acquired on December 31, 2009.

Steiner Leisure's revenues for the third quarter ended September 30, 2010 increased 23.1% to $161.1 million from $130.9 million during the comparable quarter in 2009. Net income for the third quarter of 2010 was $11.8 million compared with $10.8 million for the same quarter in 2009. Net income for the third quarter of 2010 includes a one time charge of $427,000 relating to tax planning for a foreign subsidiary. Net income for the third quarter of 2009 included $1.2 million of transaction costs relating to the acquisition of Bliss World Holdings, Inc.

Earnings per share for the third quarter ended September 30, 2010 was $0.78 per share, compared with $0.73 per share for the comparable quarter in 2009. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2010 increased 25.3% to $458.1 million from $365.6 million during the comparable nine months in 2009. Net income for the nine months ended September 30, 2010 was $31.4 million compared with $27.1 million for the same nine months in 2009. These 2010 and 2009 results include the one time charge and transaction costs discussed above.

Earnings per share for the nine months ended September 30, 2010 was $2.08 per share compared with $1.82 per share for the comparable nine months in 2009. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include shipboard and land-based spas and salons. We provide our services on 133 cruise ships and 71 land-based spas. Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands. In addition, a total of 27 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Westin Hotels and Resorts. Our award-winning Elemis, Bliss and Remede brands are used and sold in our cruise ship and/or land-based spas and are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions in other industry entities or within the Steiner family of companies.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, October 28, 2010. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 28, 2010 (approximately 3 hours after the call takes place) through Thursday, November 4, 2010 at approximately 5:00 pm (EST). You may reach it by dialing (402) 998-0962 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Services	$108,076	$90,292	$304,973	$256,399
Products	53,068	40,572	153,138	109,238
Total revenues	161,144	130,864	458,111	365,637

Cost of Sales:
Cost of services	88,210	72,559	249,218	207,233
Cost of products	36,932	27,450	103,251	81,233
Total cost of sales	125,142	100,009	352,469	288,466
Gross profit	36,002	30,855	105,642	77,171

Operating Expenses:
Administrative	7,922	7,948	26,778	18,029
Salary and payroll taxes	13,184	10,497	39,747	28,832
Total operating expenses	21,106	18,445	66,525	46,861
Income from operations	14,896	12,410	39,117	30,310

Other Income (Expense):
Interest expense	(959)	(33)	(2,650)	(101)
Other income	28	28	135	185
Total other income (expense)	(931)	(5)	(2,515)	84

Income before provision for income taxes	13,965	12,405	36,602	30,394

Provision for income taxes	2,214	1,594	5,234	3,311

Net income	$11,751	$10,811	$31,368	$27,083

Income per share:
Basic	$0.79	$0.74	$2.12	$1.86
Diluted (1)	$0.78	$0.73	$2.08	$1.82

Weighted average shares outstanding:
Basic	14,860	14,585	14,817	14,556
Diluted	15,093	14,837	15,082	14,719

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $34,000 and $244,000 for the three and nine months ended September 30, 2009, respectively. In July 2009, the Company entered into a transaction with the shareholders of these stock options in which they were exchanged for restricted share units of the Company.

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Average number of ships served[1]:	131	126	127	125
Spa	106	101	104	98
Non-Spa	25	25	23	27

Average total number of staff on ships served:	2,309	2,092	2,206	2,077
Spa	2,099	1,898	2,015	1,877
Non-Spa	210	194	191	200

Revenue per staff per day[2]:	$442	$440	$427	$412
Spa	$455	$454	$440	$428
Non-Spa	$314	$311	$293	$268

Average weekly revenues:	$54,357	$51,302	$51,913	$48,088
Spa	$62,699	$59,949	$59,735	$57,219
Non-Spa	$18,563	$16,788	$16,896	$14,228

Average number of land-based spas served [3]	69	50	68	50

Average weekly land-based spas revenues	$26,274	$19,473	$27,714	$21,670

Total schools revenues	$16,659,000	$16,067,000	$49,742,000	$44,988,000

Total wholesale and retail product revenues	$26,808,000	$17,123,000	$78,291,000	$44,483,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.